Exhibit 10.102

STOCK PURCHASE AGREEMENT,

dated as of February 10, 2006,

among

PHC ACQUISITION, INC.,

PRIMROSE HOLDINGS, INC.

and

THE PARTIES SET FORTH ON SCHEDULE A AND SCHEDULE B

i

		Page

9.9	Headings	53
9.10	Severability	53
9.11	Expenses	53
9.12	Non-Survival of Representations, Warranties and Agreements	53
9.13	Incorporation of Exhibits and Schedules	53
9.14	Limited Recourse	53
9.15	Specific Performance	54
9.16	Counterparts	54

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 10, 2006 (the “Agreement”), among PHC ACQUISITION, INC., a Delaware corporation (the “Buyer”), PRIMROSE HOLDINGS, INC., a Delaware corporation (the “Company”), the parties set forth on Schedule A (the “Stockholders”) and the parties set forth on Schedule B (the “Optionholders”).

RECITALS

WHEREAS, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), set forth opposite each such Stockholder’s name on Schedule A under the heading “Number of Shares Owned”; and

WHEREAS, the Stockholders collectively own 100% of the issued and outstanding shares of Common Stock; and

WHEREAS, the Stockholders desire to sell all of the Shares set forth opposite each such Stockholder’s name on Schedule A under the heading “Number of Sale Shares” (such Shares, the “Sale Shares”) to the Buyer, and the Buyer desires to purchase all of the Sale Shares from the Stockholders, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Sale Shares, the “Share Purchase”); and

WHEREAS, each Optionholder holds all of the Company Stock Options (as defined below) for the purchase of the number of Shares set forth opposite each such Optionholder’s name on Schedule B under the heading “Number of Option Shares Owned”; and

WHEREAS, upon the terms and conditions set forth in this Agreement, each Optionholder consents to the termination and cancellation by the Company of the Company Stock Options (as defined below) for the purchase of the number of Shares set forth opposite each such Optionholder’s name on Schedule B under the heading “Number of Option Shares to be Terminated and Canceled” (such termination and cancellation of the Company Stock Options, the “Option Cancellation”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Acquisition” means the Share Purchase and the Option Cancellation.

“Acquisition Agreement” has the meaning set forth in Section 6.9(c).

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Actual Knowledge of the Sellers” means the actual knowledge of any of the following persons: Brian D. Fitzgerald, Jo Kirchner, Robert Benowitz, Lee-Allison Scott, James T. Steger and Derek Fuller, in each case without obligation of inquiry.

“Adjustment Amount” means an amount equal to (a) $1,110,000 minus (b) the Company’s and its Subsidiaries’ assignment development costs related to the purchase of land as of the Closing Date (which amount will be calculated in accordance with the Company’s past practices).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Aggregate Option Payment” means the aggregate consideration payable to the Optionholders in connection with the Option Cancellation.

“Aggregate Share Payment” means the aggregate consideration payable to the Stockholders in connection with the Share Purchase.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.5.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company or any of its Subsidiaries has any present or future right to benefits sponsored or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City or Bethesda, Maryland are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Capital Partners Advisory Services Agreement” has the meaning set forth in Section 6.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.15(a).

“Company-Leased Real Property” has the meaning set forth in Section 4.10(b).

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.11(b).

“Company-Owned Real Property” has the meaning set forth in Section 4.10(a).

“Company Stock Options” has the meaning set forth in Section 4.3(b).

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article III.

“DOJ” has the meaning set forth in Section 6.1(a).

“Election Allocations” has the meaning set forth in Section 2.5(c).

“Election Corporation” means the Company and any of its Subsidiaries to the extent that the Company and any such Subsidiary is subject to a Section 338(h)(10) Election.

“Environmental, Health, and Safety Requirements” shall mean all applicable federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of Law, all final and binding judicial and administrative orders and determinations, and all common law (“Requirements”), in each case, in effect as of the Closing Date and that regulate worker health and safety, and pollution or protection of the environment, including, without limitation, all such Requirements that regulate the aforementioned aspects of the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances, or hazardous wastes, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Estimated Election Allocations” has the meaning set forth in Section 2.5(c).

“Excess Cash Amount” means an amount (which may be positive or negative) equal to (i) the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, as of immediately prior to the Closing (but prior to paying any of the amounts set forth in items (iv) through (vii) below) minus (ii) the amount of the Fund (as such term is defined in the Form Franchise Agreement) as of the Closing minus (iii) the amount of the cooperative advertising fund described in item 2 of Section 4.23 of the Disclosure Schedule, minus (iv) $193,750.00 (which amount is the aggregate amount of the Advisory Fee (as such term is defined in the Capital Partners Advisory Services

Agreement) payable by the Company to Capital Partners, Inc. pursuant to the Capital Partners Advisory Services Agreement) minus (v) the aggregate amount of the Fee (as such term is defined in the Security Capital Advisory Services Agreement) payable by the Company to Security Capital pursuant to the Security Capital Advisory Services Agreement minus (vi) the aggregate amount of Stay Pay Bonuses, minus (vii) the aggregate amount of Transaction Expenses, minus (viii) the Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” has the meaning set forth in Section 9.11.

“Final Election Allocations” has the meaning set forth in Section 2.5(c).

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” has the meaning set forth in Section 5.4.

“Form Franchise Agreement” means the form of franchise agreement attached as Exhibit B to the Company’s Uniform Franchise Offering Circular effective as of March 28, 2005.

“Franchise Agreement” means any Contract pursuant to which Franchisees operate schools.

“Franchisee” means any franchisee of the Company.

“FTC” has the meaning set forth in Section 6.1(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented any Security Capital Company or the Buyer or any of its Affiliates for the past five years as will be agreed by Security Capital and the Buyer in writing.

“Intellectual Property” has the meaning set forth in Section 4.11(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of any of the following persons if such persons had made reasonable inquiry of the appropriate directors, officers and employees of the Company: Brian D. Fitzgerald, Jo Kirchner, Robert Benowitz, Lee-Allison Scott, James T. Steger and Derek Fuller.

“Law” means any statute, law, ordinance, rule, regulation or binding policy of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including any liability for Taxes.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 6.13(a).

“Material Adverse Effect” means any effect or change that would be materially adverse to the ability of the Sellers to consummate timely the transactions contemplated hereby, or any material adverse effect on the assets, properties, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly, (a) resulting from or arising in connection with (i) general political, economic, financial, capital market or industry-wide conditions, (ii) regulatory changes, changes in Law or changes in GAAP, (iii) any acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (iv) this Agreement, the proposed sale of Security Capital, the transactions contemplated hereby or the announcement or other disclosure of this Agreement, the transactions contemplated hereby or a sale of Security Capital, (v) any condition described in the Disclosure Schedule, or (vi) any breach by the Buyer of this Agreement, or (b) attributable to the fact that the prospective owner of the Company and any of its Subsidiaries is the Buyer or any Affiliate of the Buyer.

“New Franchise” has the meaning set forth in Section 4.20.

“One-Step Transaction” means any of the following transactions (or series of related transactions): (i) any direct or indirect acquisition or purchase of 50% or more of the consolidated assets of Security Capital, as of September 30,

2005, which acquisition or purchase includes substantially all of the consolidated assets of the Company, or (ii) so long as immediately following the consummation of such transaction, Security Capital continues to own 50% or more of the voting power of WC Holdings, Inc. and its direct and indirect Subsidiaries, as of September 30, 2005, (A) any direct or indirect acquisition or purchase of 50% or more of the combined voting power of Security Capital, which acquisition or purchase contemplates Security Capital remaining the direct or indirect owner of 90% or more of the combined voting power of the Shares, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of Security Capital’s Class A common stock and common stock, collectively, which acquisition contemplates Security Capital remaining the direct or indirect owner of 90% or more of the combined voting power of the Shares or (C) any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving Security Capital in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the parent entity resulting from any such transaction, which transaction contemplates Security Capital or the surviving or resulting entity, as applicable, remaining the direct or indirect owner of 90% or more of the combined voting power of the Shares.

“Option Cancellation” has the meaning set forth in the recitals.

“Option Plans” has the meaning set forth in Section 4.3(b).

“Optionholders” has the meaning set forth in the preamble.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Per Share Cash Deficit Adjustment” means, if the Excess Cash Amount is negative, (a) the absolute value of such amount divided by (b) 27,971.67.

“Per Share Payment” has the meaning set forth in Section 2.1(a).

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business or that are being contested in good faith, (c) Liens arising under this Agreement, (d) Liens created by or through the Buyer, (e) Liens arising under the Stockholders’ Agreement and (f) Liens set forth on Section 1.1 of the Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” has the meaning set forth in Section 4.24.

“Pre-Closing Bonuses and Expenses” has the meaning set forth in Section 7.1(k).

“Pro Rata Share” means, with respect to any Optionholder, a percentage equal to (i) the number of Shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares Owned” divided by (ii) 1,971.67.

“Real Property” has the meaning set forth in Section 4.10(b).

“Real Property Leases” has the meaning set forth in Section 4.10(b).

“Reg.” means Income Tax or other Treasury regulations relating to Taxes.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Rules” has the meaning set forth in Section 9.8.

“Sale Shares” has the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 2.5(a).

“Section 338(h)(10) Forms” has the meaning set forth in Section 2.5(b).

“Section 338(h)(10) Tax” means a Tax that is attributable to, or arises from, a Section 338(h)(10) Election (or any similar state or local election).

“Security Capital” means Security Capital Corporation, a Delaware corporation.

“Security Capital Advisory Services Agreement” has the meaning set forth in Section 6.8.

“Security Capital Board” means the Board of Directors of Security Capital.

“Security Capital Company” means Security Capital and any Subsidiary or Affiliate of Security Capital, other than the Company or any of its Subsidiaries.

“Security Capital Group” means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which Security Capital is the common parent corporation.

“Security Capital Stockholders” means the stockholders of Security Capital.

“Sellers” means, collectively, the Stockholders and the Optionholders.

“Share Purchase” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Special Bonus Amount” means, if the Excess Cash Amount is positive, an amount equal to 7.05% of the Excess Cash Amount.

“Stay Pay Agreements” means the Contracts listed in item 11 of Section 4.15(a) of the Disclosure Schedule.

“Stay Pay Bonuses” means the stay pay bonuses contemplated by the Stay Pay Agreements.

 “Stockholders” has the meaning set forth in the preamble.

“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of January 1, 2003, among the Company, Security Capital, Jo Kirchner and Robert Benowitz to which Derek Fuller, Jim Steger and Lee Scott have been joined as Additional Stockholders (as such term is defined in the Stockholders’ Agreement).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Superior Proposal” means any written bona fide proposal made by a third party relating to a One-Step Transaction, on terms that the Security Capital Board determines in its good faith judgment (after consultation with its financial advisor), taking into account legal, financial, Tax, regulatory and other aspects of the proposal deemed appropriate by the Security Capital Board, (A) to be more favorable from a financial point of view than the Two-Step Transaction to the Security Capital Stockholders (taking into account any amendments to this Agreement proposed by the Buyer in response to the receipt by any of the Sellers of their Affiliates of the proposal) and (B) for which financing, to the extent required, is then committed.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification under Section 6.13.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” means (a) all costs and expenses incurred by the Company, or allocated by Security Capital to the Company, which arise out of or are otherwise related to the transactions contemplated by this Agreement, including the sale process and the drafting, negotiation and execution of this Agreement and (b) all reasonable out-of-pocket costs and expenses incurred by the Sellers (other than Security Capital) which arise out of or are otherwise related to the transactions contemplated by this Agreement, including the drafting, negotiation and execution of this Agreement and of agreements related to post-closing employment and securities ownership.  For the avoidance of doubt, “Transaction Expenses” shall include all payments with respect to the agreements listed in Sections 3.4 and 4.25 of the Disclosure Schedule, any filing fees payable (or portion thereof) by the Company in accordance with the last sentence of Section 6.1(a) and any Transfer Taxes (or portion thereof) payable by the Company in accordance with Section 6.13(h).

“Transaction Proposal” means any proposal made by a third party (other than the transactions contemplated by this Agreement or a One-Step Transaction)

relating to (i) any direct or indirect acquisition or purchase of any of the assets of the Company or its Subsidiaries outside of the Ordinary Course of Business, (ii) any direct or indirect acquisition or purchase of the Shares, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning any of the Shares, (iv) any merger, consolidation, business combination, sale of assets outside of the Ordinary Course of Business, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (v) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Acquisition or which would reasonably be expected to dilute the benefits to the Buyer of the Acquisition and the other transactions contemplated by this Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Two-Step Transaction” means (a) the sale of the Shares in accordance with this Agreement and (b) the subsequent sale of Security Capital or its assets.

“$” means United States dollars.

(b)           For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF THE SHARES; TERMINATION AND CANCELLATION OF THE COMPANY STOCK OPTIONS

2.1           Purchase and Sale of the Shares.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Stockholder will sell, transfer and deliver, and the Buyer will purchase from each Stockholder, all of its respective Sale Shares for a purchase price per Share of $3,078.25 (the “Per Share Payment”) minus the Per Share Cash Deficit Adjustment (if any), in cash, payable as set forth in Section 2.4.  For the purposes of clarity, the parties acknowledge and agree that the portion of the Aggregate Share Payment payable to each Stockholder (before deduction of the Per Share Cash Deficit Adjustment, if any) is set forth opposite such Stockholder’s name on Schedule A under the heading “Share Payment”.

(b)           Notwithstanding anything in this Agreement to the contrary, each Stockholder (other than Security Capital) shall be entitled to elect not to sell, transfer and deliver to the Buyer all or any portion of the Sale Shares.  Such Stockholder may exercise such election by providing the Buyer, Security Capital and the Company with written notice of such election no later than 5 Business Days prior to the Closing, which notice shall include the number of Sale Shares which such Stockholder elects not to sell, transfer and deliver to the Buyer pursuant to this Agreement.  Upon receipt of such notice, Security Capital and the Buyer shall appropriately amend the amounts set forth on Schedule A under the headings “Number of Sale Shares” and “Share Payment”.

2.2           Exercise of Company Stock Options; Termination and Cancellation of Company Stock Options.

(a)           The Company and each Optionholder consents and agrees that the terms of all Company Stock Options held by such Optionholder are hereby amended to provide that the Company Stock Options are not exercisable during the period from the date hereof through and including the date of termination of this Agreement in accordance with its terms, and any attempted exercise of a Company Stock Option during such period will not be effective.

(b)           Subject to the terms and conditions set forth in this Agreement, (i) each Optionholder consents and agrees to the termination and cancellation, effective immediately prior to the Closing, of the number of Company Stock Options related to the Shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares to be Terminated and Canceled” (whether vested or unvested); and (ii) as consideration for the termination and cancellation of such number of Company Stock Options, at the Closing, the Buyer will pay to each Optionholder an amount equal to (x) (1) the sum of (A) the Per Share Payment minus (B) the Per Share Cash Deficit Adjustment (if any) multiplied by (2) the number of Shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares to be Terminated and Canceled”, minus (y) the aggregate exercise price for such Company Stock Options, as set forth opposite such Optionholder’s name on Schedule B under the heading “Aggregate Exercise Price for Option Shares to be Terminated and Canceled”, payable as set forth in Section 2.4.  For the purposes of clarity, the parties acknowledge and agree that the portion of the Aggregate Option Payment payable to each Optionholder (before deduction of the Per Share Cash Deficit Adjustment, if any) is set forth opposite such Optionholder’s name on Schedule B under the heading “Option Payment”.

(c)           The Company will be entitled to, and the Buyer will cause the Company at Closing to, deduct and withhold from the amounts otherwise payable pursuant to this Section 2.2 to any Optionholder such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld by the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Optionholder in respect of which such deduction and withholding were made by the Company.

(d)           The Sellers and the Buyer shall treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from the payment obligations in cancellation of the Company Stock Options described in this Section 2.2 as deductible in the taxable period of the Company and its Subsidiaries ending on the Closing Date, and shall not take any position inconsistent therewith.  For the avoidance of doubt, the Sellers and the Buyer shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treas. Reg. Sec. 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treas. Reg. Sec. 1.1502-76(b)(2) or any similar provision of state or local Tax Law.

(e)           Notwithstanding anything in this Agreement to the contrary, each Optionholder shall be entitled to elect not to cancel (and to retain) all or any portion of his or her Company Stock Options.  An Optionholder may exercise such election by providing the Buyer, Security Capital and the Company with written notice of such election no later than 5 Business Days prior to the Closing, which notice shall include the number of Shares subject to Company Stock Options which such Optionholder elects not to have terminated and canceled under this Agreement.  Upon receipt of such notice, Security Capital and the Buyer shall appropriately amend the amounts set forth on Schedule B under the headings “Number of Option Shares to be Terminated and Canceled”, “Aggregate Exercise Price for Option Shares to be Terminated and Canceled” and “Option Payment”.

2.3           Closing. The consummation of the Acquisition (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, on a date to be specified by the Buyer and Security Capital which will be no later than two Business Days immediately following the day on which the last of the conditions to closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyer and Security Capital may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4           Transactions to be Effected at the Closing.

(a)           At the Closing, the Buyer will (i) pay to the Stockholders the Aggregate Share Payment by paying to each Stockholder by transfer of immediately available funds in accordance with the instructions set forth for such Stockholder on Schedule A the amount set forth opposite such Stockholder’s name on Schedule A under the heading “Share Payment” (as such amount may be adjusted in accordance with Section 2.1(b)) minus the Per Share Cash Deficit Adjustment (if any) applicable to such payment as provided in Section 2.1(a), and (ii) deliver to the Stockholders all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b)           At the Closing, the Buyer will (i) pay to the Optionholders the Aggregate Option Payment by paying to each Optionholder by transfer of immediately available funds in accordance with the instructions set forth for such Optionholder on Schedule B the amount set forth opposite such Optionholder’s name on Schedule B under the heading “Option Payment” (as such amount may be adjusted in accordance with Section 2.2(e)) minus the Per Share Cash Deficit Adjustment (if any) applicable to such payment as provided in Section 2.2(b), and (ii) deliver to each Optionholder all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(c)           At the Closing, (i) the Stockholders will deliver to the Buyer a certificate or certificates representing the Sale Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) the Sellers will deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

2.5           Section 338 Elections.

(a)           The parties will make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Law) with respect to the Company and each Subsidiary of the Company (each, a “Section 338(h)(10) Election”).  Security Capital will pay any Section 338(h)(10) Taxes.  No election under Section 338(g) of the Code will be made with respect to the Company or any of its Subsidiaries.

(b)           As requested from time to time by the Buyer (whether before, at or after the Closing), Security Capital will assist the Buyer in, and will provide the necessary information to the Buyer, in connection with the preparation of any form or document required to timely effect the Section 338(h)(10) Elections, including IRS Form 8883, any similar form under state, local or other Law and any schedules or attachments thereto (collectively, the “Section 338(h)(10) Forms”).  Upon delivery of any Section 338(h)(10) Form by the Buyer to Security Capital, Security Capital will cause such Section 338(h)(10) Form to be duly and promptly executed and will deliver such executed Section 338(h)(10) Form to the Buyer.

(c)           Notwithstanding any provision in Section 2.5(b), the Aggregate Share Payment and the Aggregate Option Payment (without including any consideration payable to Optionholders with respect to Company Stock Options which will not be terminated and canceled in accordance with this Agreement), along with the liabilities of any Election Corporation for Tax purposes, will be allocated among the assets of each Election Corporation in connection with each Section 338(h)(10) Election (the “Election Allocations”) in accordance with this Section 2.5(c).  For purposes of the Election Allocations, attached hereto in Schedule 2.5(c) are: (i) the relative values of the Election Corporations; (ii) the best available estimates of the long-term assets and the long-term liabilities of each Election Corporation; (iii) the best available estimates of the short-term assets and short-term liabilities of each Election Corporation; (iv) estimates of the Election Allocations based on items (i), (ii) and (iii) above (the “Estimated Election Allocations”); and (iv) the methodology for calculating the final Election Allocations (the “Final Election Allocations”) once final determinations of the value of the assets and the amount of the liabilities of each Election Corporation are available.  The Buyer will prepare the Final Election Allocations based on its determination of the final values of the assets and the amount of the liabilities of each Election Corporation, using the methodology set forth in Schedule 2.5(c) for converting the Estimated Election Allocations contained in Schedule 2.5(c) into the Final Election Allocations, and will furnish such Final Election Allocations to Security Capital within 30 days after the Closing.  If the Buyer does not prepare and furnish the Final Election Allocations to Security Capital within 30 days after the Closing, Security Capital shall itself prepare the Final Election Allocations instead of the Buyer and shall furnish them to the Buyer within 60 days after the Closing.  The Final Election Allocations will be final and binding on Security Capital and the Buyer, except in the case of (i) manifest error or (ii) inconsistency with the methodology set forth in Schedule 2.5(c).  The Buyer and Security Capital will file or cause to be filed all Tax Returns in a manner consistent with the Final Election Allocations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally but not jointly, and solely with respect to such Seller, represents and warrants to the Buyer that each statement contained in this Article III as it applies to such Seller is true and correct as of the date hereof, except as set forth in the Schedules accompanying this Agreement (collectively, the “Disclosure Schedule”).  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity.  Without limiting the generality of the foregoing, (i) the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and (ii) any item listed or referred to in any section or subsection of the Disclosure Schedule will be deemed to be incorporated by reference into each other Disclosure Schedule where it is reasonably apparent from the context of the disclosure that such listing or description would be appropriate. The Disclosure Schedule will be arranged in sections corresponding to the Sections of this Article III and Article IV.

3.1           Organization; Authority and Enforceability.  Such Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation.  Such Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 3.2(b)(i)).  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2           Noncontravention.

(a)           Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to such Seller or (ii) violate any Contract to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the HSR Act or the Other Antitrust Laws, (ii) the filings set forth in Section 3.2(b) of the Disclosure Schedule or

(iii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3           The Shares and the Company Stock Options.

(a)           Such Seller, if a Stockholder, holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company set forth opposite such Stockholder’s name on Schedule A under the heading “Number of Shares Owned”, free and clear of all Liens (other than Permitted Liens). The number of Shares set forth opposite such Stockholder’s name on Schedule A under the heading “Number of Shares Owned” correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Stockholder other than, in the event such Stockholder is also an Optionholder, the Company Stock Options to acquire the number of Shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares Owned”.

(b)           Such Seller, if an Optionholder, holds of record and owns beneficially all of the Company Stock Options to acquire the number of shares of Common Stock set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares Owned”, free and clear of all Liens (other than Permitted Liens). The number of Shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Option Shares Owned” correctly sets forth the number of Shares issuable upon the exercise of Company Stock Options owned of record or beneficially by such Optionholder.

(c)           Except as set forth in this Agreement, the Stockholders’ Agreement or in Section 3.3(c) of the Disclosure Schedule, such Seller is not party to (i) any voting trust, registration rights agreement or stockholder agreement with respect to the voting of the capital stock of the Company or a Subsidiary of the Company or (ii) any Contract obligating such Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries

3.4           Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement. Such Seller has furnished to the Buyer correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Security Capital represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, (i) the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) and (ii) any item listed or referred to in any section or subsection of the Disclosure Schedule will be deemed to be incorporated by reference into each other Disclosure Schedule where it is reasonably apparent from the context of the disclosure that such listing or description would be appropriate. The Disclosure Schedule will be arranged in sections corresponding to the Sections of Article III and this Article IV.

4.1           Organization, Qualification and Corporate Power; Authority and Enforceability.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 4.4(b)(i)). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2           Subsidiaries.

(a)           A true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation of each such Subsidiary, the authorized and issued capital stock of each such Subsidiary and the name of each holder thereof is set forth in Section 4.2(a) of the Disclosure Schedule. Except for the ownership interests set forth in Section 4.2(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any other Person. Except as set forth in Section 4.2(a) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of any Liens (other than Permitted Liens).

(b)           Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3           Capitalization.

(a)           The authorized capital stock of the Company consists of 33,000 shares of Common Stock, par value $0.01 per share, of which 26,000 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding. No Shares are owned by any Subsidiary of the Company.

(b)           Section 4.3(b) of the Disclosure Schedule sets forth (i) all plans or agreements (the “Option Plans”) pursuant to which the Company or any of its Subsidiaries has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Company or any such Subsidiary; (ii) the number of Shares reserved for issuance under the Option Plans, as of the date hereof; (iii) the number of Shares subject to outstanding stock options, as of the date hereof (the “Company Stock Options”); (iv) the grant dates and exercise prices of each such Company Stock Option and the names of the holders thereof; and (v) all other rights to purchase or receive Shares (if any). Except as set forth in Section 4.3(b) of the Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or any of its Subsidiaries. Except for the Stockholders’ Agreement or as set forth above or as set forth in Section 4.3(b) of the Disclosure Schedule, there are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any such Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any

“phantom stock” right, stock appreciation right or other similar right with respect to the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to enter into any such Contract.

(c)           All outstanding Shares and shares of capital stock of any Subsidiary of the Company are, and all Shares that may be issued pursuant to the Option Plans will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable. There are no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders or any stockholder (or its equivalent) of a Subsidiary may vote.

(d)           Except for the Stockholders’ Agreement or as set forth in Section 4.3(d) of the Disclosure Schedule, there are no Contracts, contingent or otherwise, obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any such Subsidiary. Except for the Stockholders’ Agreement or as set forth in Section 4.3(d) of the Disclosure Schedule, there are no voting trusts, registration rights agreements or stockholder agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or a Subsidiary of the Company or with respect to the granting of registration rights for any of the capital stock of the Company or any of its Subsidiaries. Except for the Stockholders’ Agreement, there are no rights plans affecting the Company or any of its Subsidiaries. There are no Contracts obligating the Company or any of its Subsidiaries to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(e)           Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries.

4.4           Noncontravention.

(a)           Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Company or any of its Subsidiaries, (ii) assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company or any of its Subsidiaries on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company or any of its Subsidiaries is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the HSR Act or the Other Antitrust Laws, (ii) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (iii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5           Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the audited consolidated balance sheets of the Company and each of its Subsidiaries as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and each of its Subsidiaries as of November 30, 2005 and the related consolidated statements of income, retained earnings and cash flows for the eleven-month period ended November 30, 2005 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete in all material respects) (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).

4.6           Taxes.

(a)           All Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries under applicable Law have been filed, and each such Tax Return was correct and complete in all material respects and has been prepared in substantial compliance with all applicable Laws. All Taxes due and owing by or with respect to any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Except as set forth on Section 4.6(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written or, to the Knowledge of the Sellers, oral notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Section 4.6(b) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. The Sellers have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns that include the income of the Company or any of its Subsidiaries, examination reports that may affect the Tax liability attributable to the Company or any of its Subsidiaries, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries filed or received since December 31, 2002.

(c)           There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d)           The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for the agreements set forth in Section 4.6(e) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries (A) has, since December 31, 2002, been a member of an Affiliated Group filing a consolidated federal income Tax Return other than the Security Capital Group or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax Law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h)           The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, other than any Section 338(h)(10) Taxes. Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice, other than any Section 338(h)(10) Taxes.

(i)            None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date that will be in effect after the Closing Date and the Section 338(h)(10) Election; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date in each case, other than items that would be accelerated by the Section 338(h)(10) Election or taken into account as part of the Section 338(h)(10) Tax.

4.7           Compliance with Laws and Orders; Permits.

(a)           Except as set forth in Section 4.7(a) of the Disclosure Schedule, the Company and each of its Subsidiaries and, to the Actual Knowledge of the Sellers, each Franchisee, is in compliance with all Laws and Orders to which the business of such Person is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth in Section 4.7(b) of the Disclosure Schedule, the Company and each of its Subsidiaries and, to the Actual Knowledge of the Sellers, each Franchisee, owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8           No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than Liabilities that (a) are accrued or reserved against in the most recent balance sheet included in the Financial Statements or are reflected in the notes thereto, (b) were incurred in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) have been discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business or (d) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9           Tangible Personal Assets.

(a)           The Company and its Subsidiaries, in the aggregate, have good title to, or a valid leasehold interest in, all of their respective tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company or any Subsidiary thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b)           The Company’s and its Subsidiaries tangible personal assets, together with the Real Property, constitute all the tangible assets necessary for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. The Company’s and its Subsidiaries’ tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10         Real Property.

(a)           Owned Real Property. Section 4.10(a) of the Disclosure Schedule contains a list of all real property owned by the Company and its Subsidiaries (the “Company-Owned Real Property”). The Company and its Subsidiaries, in the aggregate, have fee title to each parcel of Company-Owned Real Property free and clear of all Liens, except for (i) Permitted Liens, (ii) zoning and building restrictions, (iii) Liens and other matters set forth on Section 4.10(a)(iv) of the Disclosure Schedule, or (iv) any Lien which a reputable title insurance company would be willing to omit as an exception, or affirmatively insure, in its title insurance policy for the applicable Company-Owned Real Property.

(b)           Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries is either lessor or lessee (the “Company-Leased Real Property” and, together with the Company-Owned Real Property, the “Real Property”). The Sellers have heretofor made available to the Buyer true and complete copies of each Real Property Lease. All Real Property Leases are valid and binding Contracts of the Company or any of its Subsidiaries and are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Sellers, any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11         Intellectual Property.

(a)           “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b)           Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all Intellectual Property owned by the Company or any of its Subsidiaries (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c)           Except as set forth on Section 4.11(c) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d)           Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers, all of the Company-Owned Intellectual Property is valid and enforceable; (iii) neither the use of the Company-Owned Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company and any of its Subsidiaries have made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property and, to the Knowledge of the Sellers, there is no basis for any such claim.

(e)           Except as set forth in Section 4.11(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f)            Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company or its Subsidiaries licenses from a

Person Intellectual Property that is used in the conduct of the business by the Company or its relevant Subsidiary.

(g)           Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12         Absence of Certain Changes or Events. Since November 30, 2005, no event or change has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth in Section 4.12 of the Disclosure Schedule, since November 30, 2005:

(a)           none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

(b)           no party (including the Company and any of its Subsidiaries) has accelerated, terminated, modified, or canceled any Contract (or series of related Contracts) involving more than $75,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(c)           none of the Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) involving more than $75,000;

(d)           none of the Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions), in each case, outside the Ordinary Course of Business;

(e)           none of the Company and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $75,000 singly or $150,000 in the aggregate;

(f)            none of the Company and its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities, in each case, outside the Ordinary Course of Business;

(g)           none of the Company and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $75,000 or outside the Ordinary Course of Business;

(h)           none of the Company and its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, in each case, outside the Ordinary Course of Business;

(i)            there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

(j)            none of the Company and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its material assets;

(k)           none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, in each case, outside the Ordinary Course of Business;

(l)            none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees, in each case, outside the Ordinary Course of Business;

(m)          none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(n)           none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees, in each case, outside the Ordinary Course of Business;

(o)           none of the Company and its Subsidiaries pledged to make any charitable or other capital contribution which contribution has not yet been made, in each case, outside the Ordinary Course of Business;

(p)           none of the Company and its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business; and

(q)           none of the Company and its Subsidiaries has committed to any of the foregoing.

4.13         Contracts.

(a)           Except as set forth in Section 4.13(a) of the Disclosure Schedule, and except as set forth in any forms, reports or other documents (or any amendments thereof) filed by Security Capital with the SEC prior to the date of this Agreement, as of the date hereof, none of the Company nor any of its Subsidiaries is a party to or bound by any: (i) Contract that would be required to be, but has not been, filed by Security Capital as a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) Contract not contemplated by this Agreement that materially limits the ability of the Company or any of its Subsidiaries to engage or compete in any manner of the business presently conducted by the Company or any of its Subsidiaries; (iii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company or any of its Subsidiaries; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $75,000; (v) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; (vi) Contract that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries in an amount or with a value in excess of $75,000 in any 12-month period (which period may extend past the Closing); and (vii) Contract between the Company or any of its Subsidiaries, on the one hand, and any Franchisee, on the other hand.

(b)           The Sellers have heretofor made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. All such Contracts are valid and binding and in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Sellers, any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14         Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened in writing against the Company or any of its Subsidiaries that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.14 of the Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries is a defendant in any Action commenced by any stockholder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary under any applicable Law. There is no unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries.

4.15         Employee Benefits.

(a)           Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries (the “Company Benefit Plans”). The Sellers have delivered or otherwise made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b)           Except as set forth in Section 4.15(b) of the Disclosure Schedule:

(i)            none of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; none of the Sellers, the Company, or any ERISA Affiliate either has or has had any liability or obligation of any nature to any Company Benefit Plans, the Pension Benefit Guaranty Corporation, or any other Person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)           each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination;

(iii)          each Company Benefit Plan is and has been in full force and effect in accordance with its terms and is and has been, and each plan administrator and fiduciary of each such Company Benefit Plan is and has been, in compliance (both in form and operation) with all applicable requirements and provisions of ERISA, and the Code and other applicable laws, regulations and rulings, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(iv)          none of the Sellers, the Company or any ERISA Affiliate has, or could have, any liability to a Company Benefit Plan (other than for premiums or contributions that are not yet due), a governmental agency, or any other Person in respect of any Company Benefit Plan, that could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           No Company Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)           No Company Benefit Plan or any trust created under one of the Company Benefit Plans or any trustee, administrator or sponsor thereof, has engaged in a “prohibited transaction” as that term is defined in Section 4975(c)(1) of the Code, which could subject the Company Benefit Plan, trust, trustee, administrator or sponsor thereof, or any party dealing with the Company Benefit Plan or any such trust to any material tax or material penalty on prohibited transactions imposed by said Section 4975 of the Code, nor, to the Knowledge of the Sellers, is any fiduciary of any Company Benefit Plan acting in a manner which constitutes, or has constituted, a breach of its fiduciary duty, as set forth in ERISA that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           There does not exist any pending or, to the Knowledge of the Sellers, threatened Actions with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to any of the Sellers or the Company, as the sponsor or fiduciary thereof. No Company Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof has been the subject of an audit, investigation or examination by a governmental agency.

(f)            None of the Sellers, the Company, or any ERISA Affiliate has any commitment, intention or understanding to create or adopt any new Company Benefit Plan, and since the beginning of the current fiscal year of the Company, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in a material increase in the benefits under, or the expense of, maintaining a Company Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year of the Company.

(g)           Except as set forth in Section 4.15(g) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting or increase in benefits or obligation to fund benefits under any Company Benefit Plan with respect to any employee or former employee of the Company. No payment or benefit which will or may be made under any Company Benefit Plan by the Sellers, the Company, or any ERISA Affiliate with respect to any employee or former employee of the Company will be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).

(h)           None of the assets of any Company Benefit Plan is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

(i)            None of the Company Benefit Plans promises or provides, or has promised or provided, medical or other welfare benefits, including but not limited to any retiree benefits, to any Person (or such Person’s dependent, spouse or beneficiaries) after such Person’s termination of employment with the Sellers, the Company or any ERISA Affiliate, except as required by COBRA.

4.16         Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company or any of its Subsidiaries to pay an annual salary of $100,000 or more and to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement.

4.17         Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental, Health and Safety Requirements, (b) the Company and each of its Subsidiaries possesses and is in compliance with all Permits required under Environmental, Health and Safety Requirements for the conduct of their respective operations and (c) there are no Actions pending against the Company or any of its Subsidiaries alleging a violation of any Environmental, Health and Safety Requirements.

4.18         Franchise Agreements. All Franchise Agreements are valid and binding, are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company nor any of its Subsidiaries, nor, to the Actual Knowledge of the Sellers, any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Franchise Agreement, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Franchise Agreements were, in all material respects, prepared, offered and sold in compliance with each applicable federal, state and local law, rule, regulation or other pronouncement having the effect of law that governs the offer and sale of franchises and the Company’s Uniform Franchise Offering Circular. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company has, in all material respects, good working relationships with all of its Franchisees.

4.19         Franchisees, Suppliers, Vendors and Referral Sources. Except as set forth in Section 4.19 of the Disclosure Schedule, to the Actual Knowledge of the Sellers, no fact, occurrence, situation or circumstance exists with respect to any Franchisee or any supplier, vendor or referral source of the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.20         New Franchises. Section 4.20 of the Disclosure Schedule sets forth all of the Franchise Agreements that have been executed but for which the school for such new franchise (“New Franchise”) has not yet opened for business and, to the Actual Knowledge of the Sellers and subject to customary variances, such New Franchises are expected to open for business in a timely manner.

4.21         No Set-Off Rights. Except as set forth in Section 4.21 of the Disclosure Schedule, there is no contest, claim or right of set-off with any Franchisee against any amounts payable, due or owed, including, without limitation, any royalty payments, to the Company or any of its Subsidiaries by any Franchisee.

4.22         UFOC. None of the Company or any of its Subsidiaries or any of their agents or representatives has made or provided any representations or warranties, whether written or oral, in each case that is binding upon the Company or any of its Subsidiaries, to any Franchisee or potential Franchisee other than such representations and warranties as are set forth in the Company’s Uniform Franchise Offering Circulars or in the Franchise Agreements.

4.23         Restricted Cash. Section 4.23 of the Disclosure Schedule sets forth the amount of the Fund (as such term is defined in the Form Franchise Agreement) as of December 31, 2005. Except as set forth in Section 4.23 of the Disclosure Schedule, the Fund has been maintained in compliance with the terms and provisions of the Form Franchise Agreement.

4.24         Insurance. Section 4.24 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.25         Brokers’ Fees. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement. The Sellers have furnished to the Buyer true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1           Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3           Noncontravention.

(a)           Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) assuming compliance with the filing and notice requirements set forth in Section 5.3(b)(i), violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b)           The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under the HSR Act or the Other Antitrust Laws or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4           Availability of Funds. The Buyer has cash available or has existing committed borrowing facilities (the “Financing”) which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. Copies of the documents governing any such facilities have been provided to the Sellers prior to the date hereof. The Financing will be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement and the Buyer knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.

5.5           Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming that the representations and warranties concerning the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, and after giving effect to the Acquisition and the other transactions contemplated by this Agreement (including the proposed financing structure for the Acquisition), the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

5.6           Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers, the Company or any Subsidiary of the Company.

5.7           Affiliates. Neither the Buyer nor any Affiliate of the Buyer controls any companies that compete with the business of the Company or any of its Subsidiaries. For purposes of this Section 5.7, the term “control” shall have the meaning provided in 16 CFR §801.1(b).

ARTICLE VI

COVENANTS

6.1           Regulatory Matters and Approvals.

(a)           Each of the Buyer and Security Capital will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of the Buyer, the Company and Security Capital will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Each of the Buyer and the Company will be responsible for fifty percent (50%) of the filing fees payable in connection with such filings.

(b)           Each of the Buyer, the Company and Security Capital will use its respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and will comply promptly with any such inquiry or request.

(c)           Each of the Buyer and Security Capital agrees to instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such efforts and cooperation will include causing its counsel (i) to promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of the Buyer, the Company, Security Capital nor any of their respective Affiliates will independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Buyer and its Affiliates, Security Capital, and in the case of the Company or Security Capital and their respective Affiliates, the Buyer, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of the Buyer, the Company or Security Capital, as applicable, will be limited to outside antitrust counsel only).

6.2           Consents. The Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.3           Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as set forth on Section 6.3 of the Disclosure Schedule, (ii) as otherwise contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause each of its Subsidiaries to, carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a)           any change in the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(b)           any declaration, setting aside or payment of any dividend or other distribution (whether in stock or property, or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries (other than as permitted in Section 6.6), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than any retirement of, or issuance of, shares of capital stock pursuant to the exercise of Company Stock Options that are outstanding as of the date hereof;

(c)           any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company or any of its Subsidiaries (whether through the issuance or granting of Company Stock Options or otherwise);

(d)           any incurrence, guarantee or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the Ordinary Course of Business in amounts and on terms consistent with past practice;

(e)           any change in any method of accounting, accounting principle or accounting practice by the Company or any of its Subsidiaries;

(f)            (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company or any of its Subsidiaries may (A) take any such action for employees in the Ordinary Course of Business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(g)           except in the Ordinary Course of Business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company or any of its Subsidiaries is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(h)           any change in the Tax elections made by the Company or any of its Subsidiaries or in any accounting method used by the Company or any of its Subsidiaries for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company or any of its Subsidiaries for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company or any of its Subsidiaries;

(i)            any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company or any of its Subsidiaries; provided, that nothing in this Agreement will prohibit the Company or any of its Subsidiaries from (i) acquiring any Company-Owned Real Property which it is acquiring to sell to a potential franchisee or (ii) selling any Company-Owned Real Property to a franchisee, in case of clause (i) or (ii), in the Ordinary Course of Business consistent with past practice;

(j)            any grant of a Lien on any properties and assets of the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect; or

(k)           any entry into any agreement or commitment to do any of the foregoing.

6.4           Access. The Company will, and will cause each of its Subsidiaries to, permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company and any of its Subsidiaries; provided, that any such access will be conducted at the Buyer’s expense and the Buyer will not have access to individual performance or evaluation records, medical histories or other information that in the opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability; provided, further, that such access will comply with all applicable Law and all applicable Real Property Leases.

6.5           Resignations. As of the Closing, the Sellers will cause to be delivered to the Buyer duly signed resignations, effective immediately upon the Closing, of each director of his position as a director (and, if requested by the Buyer in writing at least ten Business Days prior to the Closing, of each officer of his position as an officer) of the Company and each Subsidiary of the Company; provided that no such resignation by any individual will be a resignation from employment with the Company or such Subsidiary if such individual is so employed.

6.6           Excess Cash; Stay Bonuses.

(a)           On or prior to the Closing, the Company shall (and the Sellers shall cause the Company to) (i) pay to the Optionholders a one-time special bonus equal to such Optionholder’s Pro Rata Share of the Special Bonus Amount (if any) and (ii) if the Excess Cash Amount is positive, transfer by dividend to the Stockholders an amount equal to (A) the Excess Cash Amount minus (B) the Special Bonus Amount.

(b)           Immediately prior to the Closing, the Company shall pay 100% of the Stay Pay Bonuses to the employees who at such time are eligible to receive such Stay Pay Bonuses. Notwithstanding anything in the Stay Pay Agreements to the contrary, the parties acknowledge and agree that, immediately prior to the Closing, (i) payment of the entire Stay Pay Bonuses will be accelerated and (ii) the retention of such Stay Pay Bonuses after the Closing shall not be conditioned on continued post-closing employment by the employees.

6.7           Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.7 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.8           Support Services.  The Buyer agrees that as of the Closing, the Sellers will have no obligation to provide any support or other services to the Company or any of its Subsidiaries.  In furtherance and not in limitation of the foregoing, the parties acknowledge and agree that, (a) the Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, among Security Capital, Capital Partners, Inc. and the Company (the “Capital Partners Advisory Services Agreement”) shall be amended as of the Closing Date to remove the Company as a party without liability to the Company or its Subsidiaries other than the requirement that the Company comply with its obligations in Section 6.8(b), (b) the aggregate amount of the Advisory Fee (as such term is defined in the Capital Partners Advisory Services Agreement) which is payable by the Company to Capital Partners, Inc. pursuant to the Capital Partners Advisory Services Agreement is $193,750.00 and the Company will pay such amount to Capital Partners, Inc. at the Closing, (c) the Amended and Restated Management Advisory Services Agreement, dated as of April 5, 2002, among Security Capital, Jewel I, Inc. (d/b/a Primrose Country Day School) and Primrose School Franchising Company, Inc. (the “Security Capital Advisory Services Agreement”) shall be terminated as of the Closing Date without liability to the Company or its Subsidiaries other than the requirement that the Company comply with its obligations in Section 6.8(d) and (d) the Company will pay to Security Capital at the Closing the aggregate amount of the Fee (as such term is defined in the Security Capital Advisory Services Agreement) which is payable by the Company to Security Capital pursuant to the Security Capital Advisory Services Agreement.

6.9           No Solicitation.

(a)           The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)           From and after the date of this Agreement, without the prior consent of the Buyer, none of the Sellers nor the Company will, nor will they authorize or permit any of the Company’s Subsidiaries to, nor will they authorize or permit any of their respective Representatives, agents or advisors to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c)           Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict Security Capital or any of its Subsidiaries (including the Company and each of its Subsidiaries) or Representatives from (i) soliciting, initiating or encouraging (including by way of furnishing information), or taking any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute a proposal for a One-Step Transaction, (ii) participating in any discussions or negotiations (including by way of furnishing information) regarding any proposal for a One-Step Transaction, (iii) approving or recommending, or proposing to approve or recommend, any Superior Proposal or (iv) approving or recommending, or proposing to approve or recommend, or executing or entering into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Superior Proposal (each, an “Acquisition Agreement”) or proposing publicly or agreeing to do any of the foregoing.  Security Capital will promptly advise the Buyer of the receipt of any Superior Proposal, including the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and will keep the Buyer reasonably and promptly informed of the status of any such Superior Proposal and the substance of any discussions relating to such Superior Proposal.

(d)           Nothing contained in this Section 6.9 will prohibit Security Capital from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Security Capital Board, failure so to disclose would be inconsistent with its obligations under applicable law.

6.10         Indemnification Following the Closing.

(a)           The Sellers, the Company and the Buyer agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will survive the Acquisition and will continue in full force and effect in accordance with their terms.

(b)           For six years after the Closing, the Buyer will maintain in effect the current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing with respect to those Persons who are currently covered by the directors’ and officers’ liability insurance policy which covers the Company’s directors and officers on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof.  In lieu of the foregoing, the Buyer may purchase six-year “tail” coverage covering acts or omissions prior to the Closing on substantially similar terms to the existing policy.

(c)           In the event that, following the Closing, the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, reasonable provision will be made so that such successors and assigns will assume the obligations of the Buyer, the Company or their respective Affiliates, as applicable, including those set forth in this Section 6.10.

(d)           The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his heirs and his representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e)           Each Stockholder hereby agrees that it shall not make any claim for indemnification against the Buyer, the Company or any of their respective Affiliates by reason of the fact that such Stockholder is or was a stockholder of the Company or any of its Affiliates (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by the Buyer against such Stockholder (solely in such Stockholder’s capacity as a stockholder of the Company) pursuant to this Agreement or applicable Law or otherwise, and such Stockholder hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or any of its Affiliates with respect to any amounts paid by such Stockholder (solely in such Stockholder’s capacity as a stockholder of the Company) pursuant to this Agreement or otherwise.  Effective upon the Closing, each Stockholder hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all Liabilities and obligations to such Stockholder of any kind or nature whatsoever, which solely arise out of such Stockholder’s capacity as a stockholder of the Company (including in respect of any rights of contribution or indemnification), whether arising under any Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or in equity, and each Stockholder agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Affiliates.  In no event shall the Company or any of its Affiliates have any liability whatsoever to any Stockholder for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event no Stockholder may seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by such Stockholder pursuant to this Agreement.

6.11         Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.12         [RESERVED]

6.13         Tax Matters.

(a)           From and after the Closing Date, Security Capital will pay or cause to be paid, and will indemnify the Buyer against any and all damages, fines, fees, penalties, Taxes, deficiencies, losses and expenses, including, without limitation, interest, reasonable expenses of investigation, court costs, arbitration costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (“Losses”) arising in respect of any Tax of any Security Capital Company for any period.

(b)           From and after the Closing Date, the Buyer will pay or cause to be paid, and will indemnify Security Capital against any and all Losses arising in respect of any Tax of the Company or any of its Subsidiaries for any period.

(c)           Notwithstanding Section 6.13(b), any Section 338(h)(10) Tax will be paid by Security Capital.  For purposes of this Section 6.13, the Section 338(h)(10) Tax will be deemed to be reduced by the total Tax benefit, as determined by Security Capital, of the U.S. federal and state Tax income deductions resulting from (i) the payment obligations in cancellation of the Company Stock Options described in Section 2.2, (ii) any Section 338(h)(10) Tax itself and (iii) the payment obligations in respect of the Stay Pay Bonuses described in Section 6.6(b).  Any U.S. federal and state Tax income deductions resulting from the items described in the previous sentence shall only be used in accordance with the second sentence of this Section 6.13(c).

(d)           For purposes of Sections 6.13(a), (b), and (c) any Tax that relates to any U.S. consolidated federal income Tax return filed for any period which include any Security Capital Company, on the one hand, and the Company and any of its Subsidiaries, on the other hand, the responsibility for such Tax as between the Buyer, on the one hand, and the Company and each of its Subsidiaries, on the other hand, will be determined as follows:

(i)            to the extent that any Tax results from an adjustment to the taxable income of any Security Capital Company, computed without taking into account any net operating loss or other Tax attribute of the Company or any of its Subsidiaries, such Tax is the responsibility of Security Capital under Section 6.13(a);

(ii)           to the extent that any Tax results from an adjustment to the taxable income of the Company or any of its Subsidiaries, computed without taking into account any net operating loss or other Tax attribute of any Security Capital Company, such Tax is the responsibility of the Buyer under Section 6.13(b);

(iii)          to the extent that any Tax results from an adjustment to a net operating loss or other Tax attribute of any Security Capital Company, such Tax is the responsibility of Security Capital under Section 6.13(a);

(iv)          to the extent that any Tax results from an adjustment to a net operating loss or other Tax attribute of the Company or any of its Subsidiaries, such Tax is the responsibility of the Buyer under Section 6.13(b);

(v)           to the extent that any Tax results from an increase in a Section 338(h)(10) Tax or an adjustment to a U.S. federal or state income tax deduction resulting from the payments in cancellation of the Company Stock Options described in Section 2.2 above, or from any Section 338(h)(10) Tax itself, such Tax is the responsibility of Security Capital; and

(vi)          responsibility for any U.S. federal income Taxes required to be filed with the Tax Returns described in Section 6.13(e) below is as set forth therein.

(e)           Security Capital will file all U.S. federal income Tax Returns of, or that include, the Company and its Subsidiaries for taxable periods ending on or before the Closing Date and due after the Closing Date.  Security Capital will pay all Taxes due with respect to such Tax Returns, except that the Buyer will pay all such Taxes due with respect to such Tax Returns equal to the lesser of (i) the U.S. federal income Taxes of the Company and its Subsidiaries computed for the applicable taxable period as if the Company and its Subsidiaries did not file a U.S. consolidated federal income Tax return with any Security Capital Company, excluding any Section 338(h)(10) Tax or (ii) the total amount of U.S. federal income Taxes due with respect to the U.S. federal consolidated group which includes each Security Capital Company and the Company and its Subsidiaries, excluding any Section 338(h)(10) Tax.  In the event that the purchase by the Buyer of the Shares results in any excess loss account triggered into income under Section 1.1502-19 of the Treasury Regulations, Security Capital will be responsible for such amounts.  In the event that the purchase by the Buyer of the Shares results in any deferred amounts triggered into income under Section 1.1502-13 of the Treasury regulations, the Buyer will be responsible for the U.S. federal income Tax related to such income if income on the original transaction would have been recognized by the Company or any of its Subsidiaries, and Security Capital will be responsible for any other such Tax.  In the event that Security Capital determines that the Buyer has any obligation for U.S. federal income Taxes pursuant to this Section 6.13(e), Security Capital will furnish the Buyer with the draft U.S. consolidated federal income Tax Return related thereto, along with any related workpapers showing the proposed amount due from the Buyer, at least 20 Business Days prior to the due date for such Tax Return.  Security Capital’s estimate will become final unless the Buyer objects in writing before 10 Business Days prior to the due date for filing such Tax Return.  In the event of any disagreement as to the U.S. federal income Taxes owed by the Buyer with respect to such Tax Return, Security Capital will file such Tax Return and pay the amount of Tax due with respect thereto, and the dispute will be resolved by the Independent Accounting Firm, who will be directed to resolve such dispute within 30 Business Days after the date of the Buyer’s objection, at which point the Buyer will pay to Security Capital the amount of U.S. federal income Taxes determined by such Independent Accounting Firm to be due from the Buyer pursuant to this Section 6.13(e), and the Buyer and Security Capital will each pay one-half of the fees of the Independent Accounting Firm.  The Company and any of its Subsidiaries will furnish information to Security Capital for inclusion in the U.S. federal consolidated federal income Tax Return for the Security Capital Group for the period that includes the Closing Date in accordance with the past custom and practice of Security Capital, the Company and its Subsidiaries.  Security Capital will be entitled to all refunds relating to Tax Returns which include any Security Capital Company and/or any of the Company and its Subsidiaries for any taxable period ending on or before the Closing Date whenever paid.

(f)            If any Taxing Authority or other person asserts a Tax Claim against Security Capital or the Buyer, then the party first receiving notice of such Tax Claim promptly will provide written notice thereof to the other party.  Such notice will specify in reasonable detail the basis for such Tax Claim and will include a copy of any relevant correspondence received from the Taxing Authority or other person.  If the Tax

Claim relates to a U.S. federal consolidated income Tax Return of the Security Capital Group, Security Capital will control such contest.  However, Security Capital will permit the Buyer to participate in the defense of such Tax Claim, to the extent such contest within which such Tax Claim arises relates to such Tax Claim.  Neither the Buyer nor Security Capital will enter into any settlement of such Tax Claim without the written consent of the other, not to be unreasonably withheld, it being understood that the Buyer will control the settlement of a Tax Claim to the extent the settlement thereof would not result in any Tax detriment to Security Capital.

(g)           Each of Security Capital and the Buyer will, and will cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information as any of them reasonably may request in filing any Tax Return, determining a liability for Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information will include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each of Security Capital and the Buyer will retain all Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company and its Subsidiaries for their Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them; provided, that such disposing party will give to the non-disposing party notice of such disposal in accordance with Section 9.6 prior to doing so.  Each of Security Capital and the Buyer will make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(h)           Each of the Buyer and the Company will pay one-half of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.  The Buyer will file, at the Closing, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(i)            Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any Security Capital Company on the one hand and the Company and its Subsidiaries on the other hand will be terminated with respect to the Company and its Subsidiaries as of the day before the Closing and, from and after the Closing Date, neither the Company and its Subsidiaries, on the one hand, nor any Security Capital Company, on the other hand, will be obligated to make any payment to the other in respect of any such agreement; provided that nothing in this Section 6.13(i) shall affect any rights or obligations of any Person under Section 6.13(e).

(j)            The Buyer and Sellers will treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from the payment of the Stay Pay Bonuses (which, pursuant to Section 6.6(b), are required to be paid immediately prior to the Closing) as deductible in the taxable period of the Company and its Subsidiaries ending on the Closing Date and shall not take any position inconsistent therewith.  For the avoidance of doubt, the Sellers and the Buyer shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treas. Reg. Sec. 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treas. Reg. Sec. 1.1502-76(b)(2) or any similar provision of state or local Tax Law.

6.14         Insurance.  Effective 12:01 a.m. on the Closing Date, the Company and each of its Subsidiaries will cease to be insured by Security Capital’s or its Affiliates’ (other than the Company and its Subsidiaries) Policies.

6.15         Financing.  The Buyer will not take any action that would reasonably be expected to make the Financing unavailable for any reason, will keep the Sellers and the Company reasonably apprised as to the status of the Financing, and will promptly notify the Sellers if it becomes aware of any fact or circumstance that could reasonably be expected to make the Financing unavailable for any reason.

6.16         Stockholders’ Agreement.

(a)           The Company and each of the Sellers irrevocably consent to the transactions contemplated by this Agreement and waives any and all rights such Person may have under the Stockholders’ Agreement with respect to such transactions other than any rights such Person may have under Section 6.1 of the Stockholders’ Agreement.

(b)           The Company and each of the Sellers agree that, effective as of the Closing, the Stockholders’ Agreement will be terminated, and no party thereto will have any continuing rights or Liabilities under the Stockholders’ Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)           The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Buyer will have received a certificate signed by Security Capital on behalf of the Sellers by a duly authorized officer of Security Capital to such effect.

(b)           Each of the Sellers and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Company to consummate the Acquisition or perform its other obligations hereunder.  The Buyer will have received a certificate signed by Security Capital on behalf of the Sellers and the Company by a duly authorized officer of Security Capital to such effect.

(c)           All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Acquisition).

(d)           No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect; provided, that prior to invoking this condition the Buyer will have used all commercially reasonable efforts to have any such Order vacated.

(e)           No damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the Company’s or its Subsidiaries’ business as currently conducted thereon.

(f)            Each of the Capital Partners Advisory Services Agreement and the Security Capital Advisory Services Agreement shall have been amended or terminated, as applicable, by the parties in accordance with Section 6.8.

(g)           The Buyer shall have received from Morgan, Lewis & Bockius LLP, counsel for Security Capital, an opinion which shall be addressed to the Buyer, dated as of the Closing Date, substantially in the form of Exhibit A.

(h)           The Company shall have obtained and delivered to the Buyer and the Buyer’s lenders payoff letters with respect to the Loan Agreement dated April 5, 2002, by and between the Company, Primrose School Franchising Company, Security Capital and Bank One, N.A., as amended, all obligations of the Company and its Subsidiaries under such Loan Agreement shall have been satisfied in full, and the Buyer shall have received evidence satisfactory to it in its reasonable discretion that all Liens on the assets of the Company and its Subsidiaries arising thereunder shall have been released.

(i)            All intercompany indebtedness owed by the Company and its Subsidiaries to Security Capital and its Subsidiaries (other than the Company and its Subsidiaries) shall have been extinguished, and the Buyer shall have received evidence reasonably satisfactory to it as to such extinguishment; provided that nothing in this Section 7.1(i) shall affect any rights or obligations of any Person under Section 6.13.

(j)            The Buyer will have received a certificate signed on behalf of Security Capital by a duly authorized officer of Security Capital setting forth the calculation of the Excess Cash Amount.

(k)           The Company shall have paid the amounts set forth in clauses (iv) through (vii) of the definition of “Excess Cash Amount” (such amounts, the “Pre-Closing Bonuses and Expenses”) and the Buyer shall have received evidence reasonably satisfactory to it as to such payment.  Notwithstanding anything in this Agreement to the contrary, in the event that the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, as of immediately prior to the Closing (but prior to paying any of the Pre-Closing Bonuses and Expenses) is less than the aggregate amount required to pay all of the Pre-Closing Bonuses and Expenses, then (i) immediately prior to the Closing the Company shall pay all of the Pre-Closing Bonuses and Expenses for which it has sufficient cash and cash equivalents to pay and (ii) simultaneously with the Closing the Buyer shall pay all of the Pre-Closing Bonuses and Expenses which were not paid by the Company.

7.2           Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a)           The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement.  The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b)           The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement.  The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c)           All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Acquisition).

(d)           No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect; provided, that prior to invoking this condition the Sellers and the Company will have used all commercially reasonable efforts to have any such Order vacated.

(e)           The Sellers shall have received from Patton Boggs LLP, counsel for the Buyer, an opinion addressing the matters set forth in Sections 5.1 and 5.2, and otherwise in form and substance reasonably satisfactory to Security Capital, which shall be addressed to the Sellers, dated as of the Closing Date.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1           Termination of Agreement.  This Agreement may be terminated as follows (the date of such termination, the “Termination Date”):

(a)           by mutual written consent of the Buyer and Security Capital at any time prior to the Closing;

(b)           by either the Buyer or Security Capital if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action will have become final and nonappealable;

(c)           by either the Buyer or Security Capital if the Closing does not occur on or before April 15, 2006; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d)           by Security Capital if the Security Capital Board determines that it has received a Superior Proposal;

(e)           by the Buyer if any of the Sellers or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(f)            by Security Capital if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2           Certain Fees and Expenses.

(a)           If this Agreement is terminated by Security Capital pursuant to Section 8.1(d), then, within five Business Days after the Termination Date, the Company will pay to the Buyer, in immediately available funds, an amount equal to the Termination Fee.

(b)           As used in this Agreement, “Termination Fee” means an amount equal to $2,550,000.

8.3           Effect of Termination.  In the event of termination of this Agreement by either Security Capital or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than as set forth in Section 8.2(a) or with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 8.2, 9.1, 9.6, 9.7, 9.8, 9.11, 9.14, 9.15 and this Section 8.3 will survive any termination hereof pursuant to Section 8.1.

8.4           Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by, in the case of the Buyer, by the Buyer’s Board of Directors, in the case of the Company, by its Board of Directors, and in the case of the Sellers, by Security Capital; provided that no such amendment will have a disproportionate effect on any Seller that did not consent to such amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and Security Capital.

8.5           Waiver.  At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations.  Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer.  At any time prior to the Closing, Security Capital (on behalf of the Sellers) and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations.  Any agreement on the part of Security Capital (on behalf of the Sellers) and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed (on behalf of the Sellers and the Company) by a duly authorized officer of Security Capital; provided that no such extension or waiver will have a disproportionate effect on any Seller that did not consent to such extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.  The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

MISCELLANEOUS

9.1           Press Releases and Public Announcement.  Prior to the Closing, the Buyer will not issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of Security Capital.  Neither the Sellers (other than Security Capital) nor the Company will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the Buyer and Security Capital.  Prior to the Closing, Security Capital will not issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the Buyer; provided, that Security Capital may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by the American Stock Exchange after consultation with legal counsel, in which case Security Capital will use its commercially reasonable efforts to advise the Buyer of any such press release or other announcement prior to making any such disclosure; provided, further, that nothing in this Section 9.1 will restrict the ability of any Person from preparing and filing with the SEC a Schedule 13D or any amendments to Schedule 13D that such Person believes in good faith it is required to be filed by applicable Law.  Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may amend its Uniform Franchise Offering Circular in order to disclose the transactions contemplated by this Agreement and may amend its franchise registrations in Illinois, Michigan, Minnesota, Virginia and Wisconsin to reflect the amendments to the Uniform Franchise Offering Circular.  For the purposes of clarity, the parties hereto acknowledge and agree that Security Capital shall have the right to provide potential acquirors of the outstanding shares or assets of Security Capital with a copy of this Agreement and the related schedules and exhibits.

9.2           No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 6.10, which will be for the benefit of the Persons set forth therein, and any such Person will have the independent right to enforce its rights under such Section.

9.3           Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations, including any agreements related to the reimbursement of the Buyer’s due diligence related expenses, by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, Security Capital, and, in the case of assignment by the Sellers or the Company, the Buyer.

9.5           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to any Seller, to the address set forth for such Seller on Schedule A, with copies to:

Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423
Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer
and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	212-309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.
and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street

Wilmington, DE 19801
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.

If to the Company, to :

Primrose Holdings, Inc.
c/o Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423
Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer

with copies to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	212-309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.

and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.

If to the Buyer, to:

PHC Acquisition, Inc.
c/o American Capital
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Facsimile:	(301) 654-6714
Attention:	Compliance Officer

with copies to:

American Capital
Three Hundred Four Falls
300 Conshohocken State Road, Suite 380

West Conshohocken, Pennsylvania 19428
Facsimile:	(610) 238-0230
Attention:	Kenneth E. Jones

and

Patton Boggs, LLP
2001 Ross Avenue
Suite 3000
Dallas, Texas 75201
Facsimile:	(214) 758-1550
Attention:	Charles P. Miller

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

9.7           Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.8           Dispute Resolution.  If a dispute of any kind arises in connection with this Agreement, and such dispute cannot be settled through direct discussions between representatives of Security Capital (or, if Security Capital is not involved in such dispute, representatives of the Sellers who are involved in such dispute) and representatives of the Buyer within thirty (30) days following receipt of notice of such dispute, the parties agree that such dispute shall be submitted within fifteen (15) days of the date which is the end of the 30-day period to, and settled finally by, binding arbitration in New York, New York, administered by the American Arbitration Association under its Commercial Arbitration Rules as then in effect (the “Rules”).  The arbitration shall be conducted before three (3) arbitrators of exemplary qualifications and stature, who shall be selected in accordance with the Rules.  At the request of either Security Capital (or, if Security Capital is not involved in such dispute, at the request of any of the Sellers who are involved in such dispute) or the Buyer, the arbitrators may take any interim measure they deem necessary, including measures for the conservation of any items forming the subject matter in dispute, which measures may take the form of an interim award.  The arbitrators shall not award punitive, consequential, incidental or special damages.  In rendering their award, the arbitrators shall be required to adopt the position of either the party bring the claim or the party opposing the claim.  The parties hereby waive any form of notification or deposit of the award except as required by the Rules.  Judgment on the award may be entered in any court having competent jurisdiction over such award or having jurisdiction over the parties or their respective assets.  The laws of the State of Delaware shall govern any arbitration and the validity and scope and effect of this Section 9.8.  The non-prevailing party shall bear all expenses of the arbitrators incurred in any arbitration hereunder.  In the event of arbitration arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorney’s fees and expenses incurred in connection with such arbitration.

9.9           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

9.10         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

9.11         Expenses.  Except as otherwise provided in this Agreement (including, Sections 2.5, 6.1, 6.10, 6.13 and 8.2), whether or not the Acquisition is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided that all Transaction Expenses will be paid by the Company immediately prior to the Closing; provided further, in no event shall the Company be responsible for any Transaction Expenses in excess of the amount of Transaction Expenses used to calculate the Excess Cash Amount. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

9.12         Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Closing; except that nothing in this Agreement (including this Section 9.12) shall limit or restrict any of the parties’ right to maintain or recover any amounts in connection with the breach of any covenants or agreements set forth in Sections 2.1, 2.2, 2.4, 2.5, 6.1, 6.2, 6.3(a), (b) and (c), 6.6, 6.8, 6.10, 6.11, 6.13 and 9.1 or in connection with fraud, intentional misrepresentation or willful or criminal misconduct.

9.13         Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14         Limited Recourse.  Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

9.15         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity.

9.16         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:		COMPANY:

PHC ACQUISITION, INC.		PRIMROSE HOLDINGS, INC.

By:	/s/ Kenneth E. Jones	By:	/s/ Jo Kirchner
	Name: Kenneth E. Jones	Name: Jo Kirchner
	Title: Vice President	Title: Vice President

SELLERS:

SECURITY CAPITAL CORPORATION

By:	/s/ Brian D. Fitzgerald	/s/ Jo Kirchner
	Name: Brian D. Fitzgerald	Jo Kirchner
Title: Chairman, President & CEO

/s/ Robert Benowitz		/s/ Derek Fuller
Robert Benowitz		Derek Fuller

/s/ Jim Steger		/s/ Lee Scott
Jim Steger		Lee Scott

[Signature Page to Stock Purchase Agreement]

Schedule A

Stockholders

Name	Number of Shares Owned	Number of Sale Shares	Share Payment(1)	Payment Instructions	Address
Security Capital Corporation	25,600	25,600	$78,803,200.00	To: Mellon Bank, Pittsburgh,PA, ABA#: 0430-00261 For credit to: Merrill Lynch, Acct #: 101-1730 For further credit to: Security Capital Corporation, Acct#: 832-07913	Eight Greenwich Office Park Third Floor Greenwich, CT 06831

Jo Kirchner	300	186	$572,554.50	To: Wachovia Bank, ABA#: 061000227 For credit to: Mary Jo Kirchner, Acct#: 1000207957243	1491 Benson Road Dallas, Ga. 30132

Robert Benowitz	100	51	$156,990.75	To: Bank of America, ABA#: 026009593 For credit to: Robert A. Benowitz and Judy M. Benowitz, Acct#: 003273385841	33 Westchester Drive Cartersville, GA 30120

(1) The Share Payments listed are before the deduction of the Per Share Cash Deficit Adjustment (if any).

Schedule B

Optionholders

Name	Number of Option Shares Owned	Number of Option Shares to be Terminated and Canceled	Option Payment(2)	Aggregate Exercise Price for Option Shares to be Terminated and Canceled	Payment Instructions	Address
Jo Kirchner	1,040	1,040	$2,681,380.00	$520,000.00	To: Wachovia Bank, ABA#: 061000227 For credit to: Mary Jo Kirchner, Acct#: 1000207957243	1491 Benson Road Dallas, GA 30132

Robert Benowitz	346.67	346.67	$893,801.93	$173,335.00	To: Bank of America, ABA#: 026009593 For credit to: Robert A. Benowitz and Judy M. Benowitz, Acct#: 003273385841	33 Westchester Drive Cartersville, GA 30120

Jim Steger	195	195	$463,464.30	$136,794.00	To: Digital Credit Union, ABA#: 211391825 For credit to: James T. Steger and Kathleen J. Steger, Acct#: 11602570	272 Flagstone Way Acworth, GA 30101

Derek Fuller	195	195	$463,464.30	$136,794.00	To: Regions Bank, ABA#: 062005690 For credit to: J. Derek and Deborah Fuller, Acct#: 0600782918	44 Potomac Drive Dallas, GA 30132

Lee Scott	195	195	$463,464.30	$136,794.00	To: Bank of America, ABA#: 061000052 For credit to: Lee A. Scott, Acct#: 003267037051	3530 Piedmont Road, PH4 Atlanta, GA 30305

(2)  The Option Payments listed are before the deduction of the Per Share Cash Deficit Adjustment (if any).